Exhibit 3.01

AMENDED AND RESTATED SECTION 5.7
OF THE
BYLAWS OF
ALIGN TECHNOLOGY, INC.
(as amended and restated on June 23, 2021)
5.7    AUTHORITY AND DUTIES OF OFFICERS
All officers of the corporation shall respectively have such authority and perform such duties in the management of the business of the corporation as may be designated from time to time by the board of directors or the stockholders and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the board of directors. In addition, with the written consent of any two members of the board of directors of the corporation (one of whom must be the chair), any and all officers, employees, agents or representatives of the corporation identified by such directors are hereby authorized to bring, defend, intercede, join, mediate, arbitrate, settle, compromise, try, or appeal (or authorize or appoint in writing others to do any of the foregoing) any claim, demand, dispute, investigation, allegation, suit, litigation, or other similar matter or proceedings for, on behalf of, or against the corporation or any of its subsidiaries or affiliates in any jurisdiction or territory.